UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS

UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 001-33380

PHARMERICA CORPORATION

PHARMERICA, INC. 401(K) PROFIT SHARING PLAN

(Exact name of registrant as specified in its charter)

Delaware	87-0792558
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1901 Campus Place
Louisville, KY	40299
(Address of Principal Executive Offices)	(Zip Code)

Plan Interests under the Pharmerica, Inc. 401(k) Profit Sharing Plan

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☒*

Approximate number of holders of record as of the certification or notice date: 0

The Registrant. Pursuant to the requirements of the Securities Exchange Act of 1934 Pharmerica Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

PHARMERICA CORPORATION

Date: June 17, 2008	By:	/s/ Thomas A. Caneris
	Name	Thomas A. Caneris
	Title	Senior Vice President, General Counsel

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934 the Pharmerica, Inc. 401(k) Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

PHARMERICA, INC. 401(K) SAVINGS PLAN

Date: June 17, 2008	By:	/s/ Thomas A. Caneris
	Name	Thomas A. Caneris
	Title	Senior Vice President, General Counsel

*	The Pharmerica, Inc. 401(k) Savings Plan has been amended to provide that employee salary deferral contributions may no longer be invested in the above-referenced employer securities.